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                                                                  Exhibit No. 23

                         Consent of Independent Auditors
                         -------------------------------

The Board of Directors
Armstrong World Industries, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 2-77936, 33-91890, 33-18996, 33-18997, 33-60070, 33-29768, and 33-65768 on Form S-8 of
Armstrong World Industries, Inc., of our report dated February 2, 1999, relating to the consolidated balance sheets of Armstrong World Industries, Inc., and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of earnings, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule which report is included herein.

                                    KPMG LLP



Philadelphia, Pennsylvania
March 12, 1999